Exhibit 99.1

Advance Auto Parts Appoints Experienced Automotive, Retail
Executives to its Board of Directors

Center for Automotive Research CEO, Carla J. Bailo, and Target EVP, Chief Supply Chain & Logistics Officer, Arthur L. Valdez Jr. join Board of Directors

RALEIGH, NC (August 13, 2020) – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts retailer, today announced two new appointments to its Board of Directors. Carla J. Bailo, President and CEO of The Center for Automotive Research, and Arthur L. Valdez Jr., Executive Vice President, Chief Supply Chain & Logistics Officer of Target Corporation, have been appointed to the Board effective, August 11, 2020.

Bailo, 59, has more than 35 years of experience in the automotive industry. Bailo joined the Center for Automotive Research, an independent, nonprofit research organization that engages with global automotive industry leaders to support technology advancements within the automotive industry, in 2017. Bailo has also served as President and CEO of ECOS Consulting LLC, an energy efficiency solutions provider, since 2014. Prior to ECOS, Bailo held multiple leadership roles with Nissan Motor Co. Ltd., including Senior Vice President, R&D Americas, Program Director, Americas, and Head, OEM Business Unit. Bailo began her career with General Motors in 1983 as Engineer, Vehicle Testing, Truck & Bus. Bailo has served on the board of directors for SM Energy Company (NYSE: SM) since October 2018.

Valdez, 50, leads all functions of Target’s global supply chain and logistics network. Since joining Target in 2016, he’s overseen a significant reorganization of the company’s supply chain – part of a broader transformation into an omnichannel retailer that uses stores as local hubs for online fulfillment. Arthur has spent his career building supply chain and fulfillment networks across Asia, Europe and North and South America. Prior to joining Target in 2016, Valdez spent 17 years with Amazon.com Inc. in a variety of leadership roles, including Vice President, Operations, International Expansion, Vice President, Worldwide Transportation, and Vice President, Operations, Amazon.co.uk Ltd. Valdez worked for Walmart for several years, beginning his career as Area Manager for Walmart de México S.A. de C.V. in 1992.

“Carla and Arthur are outstanding additions to the Advance Auto Parts Board of Directors,” said Eugene I. Lee, Jr., Chair of the Board of Directors. “Advance is extremely focused on meeting the evolving needs of our Customers. This includes understanding future innovation and technology developments within the automotive sector as we build world class omnichannel and supply chain capabilities. Carla and Arthur’s vast experience in these areas will be extremely helpful as the company moves its business forward.”

About Advance Auto Parts

Advance Auto Parts, Inc., is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 18, 2020, Advance operated 4,843 stores and 168 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,258 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services and online shopping for parts, accessories, and other offerings can be found at www.AdvanceAutoParts.com.

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Advance Auto Parts Contacts:
Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com